As filed with the Securities and Exchange Commission on March 5, 2025

No. 333-284095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLASCLEAR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	92-2303797
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2203 Lois Ave. Ste. 814

Tampa, FL 33607

(727) 446-6660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Schaible

Executive Chairman

AtlasClear Holdings, Inc.

2203 Lois Ave., Ste. 814

Tampa, FL 33607

(727) 446-6660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jason Simon, Esq.

Tricia Branker, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Tel: (703) 749-1300

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-284095) (the “Form S-1”) of AtlasClear Holdings, Inc. is being filed solely for the purposes of filing Exhibit 10.25 to the Form S-1 and updating “Item 15—Recent Sales of Unregistered Securities.” Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1 and the signatures, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company.

SEC registration fee		$24,789.59
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous expenses		*
Total expenses	$	*

*       Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

The information set forth in the section titled “Summary of the Prospectus” above with respect to the issuances under the headings, “Wilson-Davis Sellers Amendments to Broker-Dealer Acquisition Agreement,” “Funicular Convertible Note Financing,” “Chardan Convertible Promissory Note,” “Pacsquare Purchase Agreement,” “Hanire Purchase Agreement,” “Amendment to Bank Acquisition Agreement” and “Expense Settlements” with respect to the Quantum Ventures issuance, the Calabrese Agreement, the Grant Thornton Agreement, the IB Agreement, the OTB Agreement, the Carriage Agreement, the Interest Solutions Note, the JonesTrading Note, the Winston & Strawn Agreement and Lead Nectar, is incorporated by reference herein. The shares of Common Stock have been or will be issued pursuant to each of the respective agreements in reliance upon the exemption from registration provided under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in transactions not requiring registration under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of November 16, 2022, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc., Calculator Merger Sub 1, Inc., Calculator Merger Sub 2, Inc., AtlasClear, Inc., Atlas FinTech Holdings Corp. and Robert McBey (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on November 17, 2022).

2.1(a)	Amendment No. 1 to Business Combination Agreement, dated as of April 28, 2023, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on May 2, 2023).

2.1(b)	Amendment No. 2 to Business Combination Agreement, dated as of August 8, 2023, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on August 10, 2023).

2.1(c)	Business Combination Agreement Waiver, dated as of October 19, 2023 by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on October 20, 2023).

2.1(d)	Amendment No. 3 to Business Combination Agreement, dated as of November 6, 2023, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on November 6, 2023).

2.1(e)	Amendment No. 4 to Business Combination Agreement, dated as of November 22, 2023, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on November 24, 2023).

2.1(f)	Amendment No. 5 to Business Combination Agreement, dated as of December 14, 2023, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (incorporated by reference to Exhibit 2.1 to Quantum’s Current Report on Form 8-K (File No. 001-40009), filed with the SEC on December 15, 2023).

2.1(g)	Amendment No. 6 to Business Combination Agreement, dated as of January 8, 2024, by and between Quantum FinTech Acquisition Corporation and AtlasClear, Inc. (File No. 001-40009), filed with the SEC on January 9, 2024).

3.1	Amended and Restated Certificate of Incorporation of AtlasClear Holdings, Inc. (formerly Calculator New Pubco, Inc.) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of AtlasClear Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8 K (File No. 001-41956), filed with the SEC on January 8, 2025).

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of AtlasClear Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8 K (File No. 001-41956), filed with the SEC on January 8, 2025).

3.4	Amended and Restated By-Laws of AtlasClear Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

3.5	Amendment to the Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on December 27, 2024).

4.1	Assignment, Assumption and Amendment Agreement, dated as of February 9, 2024, by and among Quantum FinTech Acquisition Corporation, Calculator New Pubco, Inc. and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

5.1	Legal Opinion of Greenberg Traurig, LLP (incorporated by reference to Form S-1/A (File No. 333-284095), filed with the SEC on March 3, 2025).

10.1†	Securities Purchase Agreement, dated as of February 9, 2024, among Quantum FinTech Acquisition Corporation, AtlasClear Holdings, Inc. (formerly Calculator New Pubco, Inc.) and Funicular Funds, LP. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.2†	Secured Convertible Promissory Note, dated as of February 9, 2024, between AtlasClear Holdings, Inc. and Funicular Funds, LP, in favor of Funicular Funds, LP. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.3	Guaranty, dated as of February 9, 2024, by and among the Guarantors identified on the signature page thereto and each other Person that becomes a party hereto pursuant to Section 19, for the benefit of Funicular Funds, LP. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.4†	Security Agreement, dated as of February 9, 2024, by and among AtlasClear Holdings, Inc. and each other Grantor from time to time party thereto and Funicular Funds, LP. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.5	Registration Rights Agreement, dated as of February 9, 2024, by and among AtlasClear Holdings, Inc. (formerly Calculator New Pubco, Inc.) and Funicular Funds, LP. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.6	Convertible Promissory Note, dated as of February 9, 2024, in favor of Chardan Capital Markets, LLC. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.7	Registration Rights Agreement, dated as of February 9, 2024, by and between AtlasClear Holdings, Inc. and Chardan Capital Markets, LLC. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.8	Agreement and Plan of Merger, dated November 16, 2022, by and among AtlasClear, Inc. and Commercial Bancorp and, with respect to Section 6.16 only, AtlasClear Holdings, Inc. (formerly Calculator New Pubco, Inc.) (incorporated by reference to Exhibit 10.3 to Quantum’s Current Report on Form 8-K, filed on November 17, 2022).

10.9	Assignment and Assumption Agreement and Bill of Sale, dated November 16, 2022, by and among AtlasClear, Atlas FinTech, and Atlas Financial Technologies, Corp. (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10	Stock Purchase Agreement, dated April 15, 2022, by and among Wilson-Davis & Co., Inc., all of its Stockholders and AtlasClear, Inc. (inadvertently identified as “Atlas Clear Corp.” in the Stock Purchase Agreement). (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(a)	Amendment to Stock Purchase Agreement, dated as of June 15, 2022, by and among Wilson-Davis & Co., Inc., the individuals and entities listed in Exhibit A thereto, and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(a) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(b)	Amendment No. 2 to Stock Purchase Agreement, dated as of November 15, 2022, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(b) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(c)	Amendment No. 3 to Stock Purchase Agreement, dated as of May 30, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(c) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(d)	Amendment No. 4 to Stock Purchase Agreement, dated as of August 8, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(d) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(e)	Amendment No. 5 to Stock Purchase Agreement, dated as of November 6, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(e) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(f)	Amendment No. 6 to Stock Purchase Agreement, dated as of November 22, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(f) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(g)	Amendment No. 7 to Stock Purchase Agreement, dated as of December 14, 2023, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(g) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(h)†	Amendment No. 8 to Stock Purchase Agreement, dated as of January 9, 2024, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(h) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.10(i)	Amendment No. 9 to Stock Purchase Agreement, dated as of February 7, 2024, by and among Wilson-Davis & Co. Inc., the individuals and entities listed in Exhibit A thereto and AtlasClear, Inc. (incorporated by reference to Exhibit 10.10(i) to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.11	Parent Guaranty and Registration Rights Agreement, dated as of January 9, 2024, by and among AtlasClear Holdings, Inc. and the persons listed on the signature pages thereto. (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.12#	AtlasClear Holdings, Inc. 2024 Equity Incentive Plan. (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.13#	Form of Indemnification Agreement. (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on February 15, 2024).

10.14	Source Code Purchase and Master Services Agreement, dated as of February 16, 2024, by and between PacSquare Technologies LLC and AtlasClear, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K (File No. 001-41956), filed with the SEC on April 16, 2024).

10.15	At-the-Market Agreement, dated as of July 31, 2024, between AtlasClear Holdings Corporation and Tau Investment Partners LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on August 2, 2024).

10.16	Amended and Restated Convertible Promissory Note, dated as of October 23, 2024, by and between AtlasClear Holdings, Inc. and Chardan Capital Markets, LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on October 25, 2024).

10.17	First Amendment to Registration Rights Agreement, dated as of October 23, 2024, by and between AtlasClear Holdings, Inc. and Chardan Capital Markets, LLC. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41956), filed with the SEC on October 25, 2024).

10.18	Amendment to Agreement and Plan of Merger Agreement and Plan of Merger, dated as of November 14, 2024, by and between the Company and Commercial Bancorp (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (File No. 001-41956), filed with the SEC on November 15, 2024).

10.19	At-the-Market Agreement, dated as of February 5, 2025, between AtlasClear Holdings Corporation and Tau Investment Partners LLC (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10 Q (File No. 001 41956), filed with the SEC on February 19, 2025).

10.20	Securities Purchase Agreement, dated December 31, 2024, by and among AtlasClear Holdings, Inc. and Hanire, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8 K (File No. 001 41956), filed with the SEC on January 8, 2025).

10.21	Registration Rights Agreement, dated December 31, 2024, by and among AtlasClear Holdings, Inc. and Hanire, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8 K (File No. 001 41956), filed with the SEC on January 8, 2025).

10.22	Convertible Promissory Note, dated December 31, 2024, by and between AtlasClear Holdings, Inc. and Hanire, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8 K (File No. 001 41956), filed with the SEC on January 8, 2025).

10.23	Amendment, Waiver and Consent by and between AtlasClear Holdings, Inc. and Funicular Funds, LP (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8 K (File No. 001 41956), filed with the SEC on January 8, 2025).

10.24#	AtlasClear Holdings, Inc. 2024 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10 Q (File No. 001 41956), filed with the SEC on February 19, 2025).

10.25*	Marketing Services Agreement, dated September 25, 2024, between AtlasClear Holdings, Inc. and Outside The Box Capital Inc.

23.1	Consent of Independent Registered Public Accounting Firm (incorporated by reference to Form S-1/A (File No. 333-284095), filed with the SEC on March 3, 2025).

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

107	Filing Fee Table (incorporated by reference to Form S-1/A (File No. 333-284095), filed with the SEC on March 3, 2025).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

*       Filed herewith.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on March 5, 2025.

ATLASCLEAR HOLDINGS, INC.

/s/ John Schaible
John Schaible
Executive Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Schaible	Executive Chairman	March 5, 2025
John Schaible	(Principal Executive, Financial and Accounting Officer)

*	President and Director	March 5, 2025
Craig Ridenhour

*	Director	March 5, 2025
Thomas J. Hammond

*	Director	March 5, 2025
Sandip I. Patel

*	Director	March 5, 2025
Mark S. Smith

*By:	/s/ John Schaible
John Schaible
Attorney-in-Fact